UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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TRIMERIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRIMERIS, INC.

3500 PARAMOUNT PARKWAY,

MORRISVILLE, NORTH CAROLINA 27560

MAY 8, 2008

To the Stockholders of TRIMERIS, INC.

You are cordially invited to attend the 2008 Annual Meeting of the Stockholders of Trimeris, Inc., to be held at the Trimeris, Inc. headquarters, 3500 Paramount Parkway, Morrisville, North Carolina 27560, on June 23, 2008 at 2:00 p.m. (local time).

We have enclosed details of the business that we will conduct at the Annual Meeting and other information about Trimeris, Inc. in the enclosed Notice of Annual Meeting and Proxy Statement. We urge you to read the Notice of Annual Meeting and Proxy Statement carefully.

If you do not plan to attend the Annual Meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Martin A. Mattingly. Chief Executive Officer

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

TRIMERIS, INC.

3500 PARAMOUNT PARKWAY

MORRISVILLE, NORTH CAROLINA 27560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2008

The Annual Meeting of Stockholders of Trimeris, Inc. (“Trimeris” or the “Company”) will be held at the Trimeris headquarters, 3500 Paramount Parkway. Morrisville, North Carolina 27560, on June 23, 2008 at 2:00 p.m. (local time) (the “Annual Meeting”) to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

1.	To elect 8 directors of Trimeris to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To act upon a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

All stockholders of record at the close of business on April 23, 2008 will be entitled to vote at the Annual Meeting and at any adjournments thereof. The transfer books will not be closed. For a period of at least ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours at the offices of the Company.

By Order of the Board of Directors,

Andrew L. Graham Secretary Morrisville, North Carolina May 8, 2008

ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

TRIMERIS, INC.

3500 PARAMOUNT PARKWAY

MORRISVILLE, NORTH CAROLINA 27560

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2008

The enclosed proxy is solicited on behalf of the Board of Directors of Trimeris, Inc., a Delaware corporation (“Trimeris” or the “Company”), for use at the 2008 annual meeting of stockholders to be held at 2:00 p.m. (local time) on June 23, 2008, and at any adjournment or postponement of the 2008 annual meeting (the “Annual Meeting”). The Annual Meeting will be held at the Trimeris headquarters, 3500 Paramount Parkway, Morrisville, North Carolina 27560. All stockholders of record on April 23, 2008 will be entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and accompanying proxy (the “Proxy”) will be first mailed to stockholders on or about May 8, 2008.

The mailing address of the principal executive office of the Company is 3500 Paramount Parkway, Morrisville, North Carolina 27560.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (each, a “Proposal,” and collectively, the “Proposals”). Each Proposal is described in more detail in this Proxy Statement.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Voting

April 23, 2008 is the record date for determination of stockholders entitled to vote at the Annual Meeting. On April 23, 2008, there were 22,220,422 shares of common stock outstanding. Each holder of common stock is entitled to one vote for each share held on all matters brought before the Annual Meeting.

For the Proposal to elect directors, any nominee who receives a majority of “for” votes of the total number of votes cast will be elected. If you withhold authority to vote for a nominee on your proxy card, your vote will not count for or against the nominee. For the Proposal to ratify the independent registered public accounting firm, a majority of the votes cast is required for approval.

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will have no effect on the Proposals. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. If you hold your shares with a broker and you do not tell your broker how to vote, your broker has the authority to vote on Proposals 1 and 2 scheduled to be presented at this year’s meeting.

Revocability of Proxies

Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing a notice of revocation or another signed Proxy with a later date with the Secretary of Trimeris at our principal executive office, 3500 Paramount Parkway, Morrisville, North Carolina 27560. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Proxy Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by our directors, officers, employees or agents. No additional compensation is expected to be paid to these individuals for any such services.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting to be Held on June 23, 2008.

The Proxy Statement and the annual report to security holders are available online at www.trimeris.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board” or the “Board of Directors”) is currently composed of eight members. In accordance with the terms of our Fifth Amended and Restated Certificate of Incorporation, directors elected at the 2008 Annual Meeting of Stockholders will serve until our next annual meeting of stockholders, subject to earlier death, resignation, retirement, disqualification or removal from office, and until their successors are duly elected and qualified.

Currently, our Board of Directors is as follows: Felix J. Baker, Julian C. Baker, Arthur B. Cohen, Stephen R. Davis, Joseph P. Healey, Martin A. Mattingly, Barry D. Quart and Kevin C. Tang. Felix J. Baker, Ph.D. and Julian C. Baker are brothers.

Vote Required

Each of the eight candidates for the Board of Directors listed below has been nominated by the Board and if elected agrees to serve until our next annual meeting. Any nominee receiving a majority of affirmative votes cast by the stockholders entitled to vote at the Annual Meeting will be elected a director of Trimeris. Unless otherwise instructed, the proxyholders will vote each returned proxy for the election of the nominees named below. If any of the nominees is unable or unwilling to stand for election or to serve if elected, the named proxies will vote for such person or persons as the Board in its discretion may choose to replace any such nominees.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the nominees listed below.

Nominees

The following table sets forth information regarding the nominees:

Name	Year First Elected Director	Age	Position
Felix J. Baker, Ph.D.	2004	39	Director
Julian C. Baker	2004	41	Director
Arthur B. Cohen	2008	46	Director
Stephen R. Davis	2007	47	Director
Joseph P. Healey	2008	41	Director
Martin A. Mattingly	2007	51	Director & CEO
Barry D. Quart, Pharm. D.	2007	51	Director
Kevin C. Tang	2001	41	Director

Business Experience Of Nominees For Election To The Trimeris, Inc. Board of Directors

Felix J. Baker, Ph.D. has served as a Director of Trimeris since April 2004. Dr. Baker is a Managing Member of Baker Bros. Advisors, LLC, which he and his brother, Julian Baker, founded in 2000. Dr. Baker’s firm manages Baker Brothers Investments, a family of long-term investment funds for major university endowments and foundations, which are focused on publicly-traded life sciences companies. Dr. Baker’s career as a fund-manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. He is also a director of Neurogen Corporation, Conjuchem Inc., and Seattle Genetics, Inc. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school.

Julian C. Baker has served as a Director of Trimeris since April 2004. Mr. Baker is a Managing Member of Baker Bros. Advisors, LLC, which he and his brother, Felix Baker, Ph.D., founded in 2000. Mr. Baker’s firm manages Baker Brothers Investments, a family of long-term investment funds for university endowments and foundations, which are focused on publicly-traded life sciences companies. Mr. Baker’s career as a fund-manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. He is also a director of Incyte Corporation, Neurogen Corporation, and Genomic Health, Inc. Mr. Baker holds an A.B. magna cum laude from Harvard University.

Arthur B. Cohen was appointed to the Company’s Board of Directors on February 8, 2008. Mr. Cohen is a founder of, and Portfolio Manager at, HealthCor Management LP. Prior to establishing HealthCor in September 2005, Mr. Cohen acted as a Portfolio Manager for SAC Capital Advisors LLC from January 2000 until March 2005. From 1995 until 2000, Mr. Cohen was responsible for healthcare investments as a Managing Director at Tiger Management, and from 1993 to 1995, he was employed as an Investment Officer at J&W Seligman. Mr. Cohen was also employed as a Vice President at the Bank of New York from 1991 until 1993 and was an Assistant Portfolio Manager of the M.S.B. Fund from 1987 to 1991. Mr. Cohen is a Chartered Financial Analyst. Mr. Cohen graduated from the University of Virginia in 1983 with a B.A. degree in Commerce and received his M.B.A. in Banking and Finance from Hofstra University in 1986.

Stephen R. Davis has been a Director since June 2007. Mr. Davis has been President and Chief Executive Officer of Neurogen Corporation since September 2007. Prior to being named CEO, Mr. Davis served as Chief Operating Officer of Neurogen beginning in April 2005 and Vice President from September 2001 through April 2005. Mr. Davis is also a director of Neurogen. Mr. Davis joined Neurogen in 1994 as Vice President of Finance and Chief Financial Officer. From 1990 through June 1994, Mr. Davis was employed by Milbank, Tweed, Hadley & McCloy LLP as a corporate and securities attorney. Previously, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co. Mr. Davis received his B.S. in Accounting from Southern Nazarene University and a J.D. from Vanderbilt University.

Joseph P. Healey was appointed to the Company’s Board of Directors on February 8, 2008. Mr. Healey is a founder of, and Portfolio Manager at, HealthCor Management LP. Prior to establishing HealthCor in September 2005, Mr. Healey acted as a Portfolio Manager for SAC Capital Advisors LLC from January 2000 until March 2005. Prior to joining SAC Capital, Mr. Healey was a healthcare Portfolio Manager at Kingdon Capital Management from 1997 to 2000 and was employed as an Analyst and Portfolio Manager at the Dreyfus Corporation from 1992 until 1997. Mr. Healey also served as a First Lieutenant in the United States Army Medical Service Corps at the Walter Reed Army Medical Center from 1988 to 1992. Mr. Healey is a Chartered Financial Analyst. Mr. Healey graduated from Boston University in 1988 with a B.A. in Biomedical Engineering and received his M.S. in Technology Management from the University of Maryland in 1993.

Martin A. Mattingly, Pharm.D. has been our President and Chief Executive Officer since November 14, 2007, and was appointed to the Board of Directors on November 14, 2007. Dr. Mattingly was most recently employed at Ambrx, Inc. where he served as President and Chief Executive Officer from September 2005 to 2007. Prior to Ambrx, Dr. Mattingly served as Executive Vice President and Chief Operating Officer at CancerVax, Inc. from May 2003 to September 2005. From 1996 to 2003, Dr. Mattingly provided senior leadership in various management positions at Agouron Pharmaceuticals, Inc. and Pfizer, Inc. These assignments included General Manager of the Agouron HIV division; Vice President, Product Development Group at Pfizer; and Vice President, Global Marketing Planning at Pfizer. From 1983 to 1996, Dr. Mattingly held various positions in oncology marketing and sales management at Eli Lilly and Company.

Barry Quart, Pharm.D. has been a director of Trimeris since June 2007. Since late 2006, Dr. Quart has served as President and CEO of Ardea Biosciences, Inc., a publicly-traded biotechnology firm. From 2002 until December 2006, Dr. Quart was President of Napo Pharmaceuticals, Inc. Prior to Napo, Dr. Quart was Senior Vice President, Pfizer Global Research and Development and the Director of Pfizer’s La Jolla Laboratories. Prior

to Pfizer’s acquisition of the Warner-Lambert Company, Dr. Quart was President of Research and Development at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company, since 1999. Prior to joining Agouron in 1993, Dr. Quart spent over ten years at Bristol-Myers Squibb in both Clinical Research and Regulatory Affairs. Dr. Quart has a Pharm.D. from the University of California, San Francisco.

Kevin C. Tang has been a director of Trimeris since August 2001. Mr. Tang is the Managing Director of Tang Capital Management, LLC, a life sciences-focused investment company he founded in August 2002. From September 1993 to July 2001, Mr. Tang held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Mr. Tang currently serves as a director of Ardea Biosciences, Inc., a publicly-traded life sciences company. Mr. Tang also serves as a director of two private companies, Radpharm, Inc. and Prospect Therapeutics, Inc. Mr. Tang received a B.S. degree from Duke University.

Director Independence

Our Board of Directors has determined that, except for Dr. Mattingly, each individual who served as a member of the Board in 2007 was, and each individual who currently serves as a member of the Board is, an “independent director” within the meaning of Rule 4200 of The NASDAQ Stock Market. Dr. Mattingly is not considered independent because he is employed by the Company. In the opinion of the Board of Directors, no other directors, except for Dr. Mattingly, have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

Board Meetings and Committees

Our Board of Directors met a total of 14 times during the year ended December 31, 2007. Each of the Directors attended at least 75% of the meetings of the Board and at least 75% of the meetings held by all committees of the Board on which he served.

It is the Company’s policy that all Directors who are up for election at the annual meeting of stockholders attend the annual meeting, if at all possible. Messrs. Baker, J., Baker, F., Davis, Quart and Tang all attended last year’s annual meeting. Messrs. Mattingly, Cohen and Healey did not become directors until after the 2007 annual meeting.

The Board has a standing Compensation Committee composed of Messrs. Baker, F., Baker, J. and Quart. Dr. Baker, F., has served as Chairman of the Compensation Committee since August 2007. The Compensation Committee met twice in 2007. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for our executive officers and key employees, including salary and stock options. The Compensation Committee is responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under our existing incentive compensation plans. The Compensation Committee is also responsible for the ongoing evaluation of the executive management team and other related issues. Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available online at www.trimeris.com.

The Board of Directors has a standing Audit and Finance Committee composed of Messrs. Davis, Quart and Tang, with Mr. Davis serving as Chairman of the Audit and Finance Committee, which assists the Board in executing its responsibilities. The Audit Committee met a total of five times in 2007. The Audit and Finance Committee’s responsibilities include providing oversight of the quality and integrity of the Company’s regulatory and financial accounting and reporting, risk management, legal and regulatory compliance, the internal and external audit functions and the preparation of the Audit and Finance Committee report. The Audit and Finance Committee is composed of three non-employee Directors, each of whom is independent as defined in the Nasdaq listing standards. Although each of the members of the Audit and Finance Committee is financially literate, the Board has determined that Mr. Davis is an audit committee financial expert as defined by the Securities and

Exchange Commission, or SEC. Our Board of Directors has adopted a written charter for the Audit and Finance Committee, a copy of which is available online at www.trimeris.com. The Audit and Finance Committee reviews and reassesses the adequacy of the charter on an annual basis.

The Board has a standing Nomination and Governance Committee composed of Messrs. Davis, Tang and Baker, J., with Mr. Davis serving as Chairman of the Nomination and Governance Committee. The Nomination and Governance Committee met three times in 2007. This committee is responsible for recommending to the Board nominees for Directors. All members of the committee are independent as defined in the Nasdaq listing standards. The actions of the Nomination and Governance Committee are not governed by a formal charter although the Board has adopted a resolution addressing the nomination process. Nominations are based upon the recommendations of the individual Board members, management and stockholders. Third-party executive search firms may also be retained to identify candidates from time to time. Any stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Board in writing, with whatever supporting material the stockholder considers appropriate. Following verification of stockholder status of the persons proposing a candidate, the decision on whether to consider any person recommended by a stockholder for nomination will be made in light of the provisions of the Company’s bylaws relating to stockholder nominations as described in “Additional Information—Advance Notice Procedures,” below.

Once a prospective nominee has been identified, an initial determination is made as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information has been provided with the recommendation of the prospective candidate, as well as knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If it is determined that additional consideration is warranted, a third-party search firm may be commissioned to gather additional information about the prospective nominee’s background and experience and to report its findings. Potential nominees are sought out and evaluated with respect to their ability to match the current needs and goals of the Company. While needs and goals may vary over time, in the search for potential nominees the Nomination and Governance Committee will generally address the following factors:

•

potential nominees should have some experience with the pharmaceutical industry or biotechnology and will generally be active or former executives of public or private companies or major complex organizations including scientific, government, financial, educational and other non-profit institutions;

•

in recognition of the fact that the foundation of the Company is in medical science and technology, some potential nominees should be widely recognized as leaders in the fields of medicine or the biological sciences;

•	potential nominees should have experience at a strategy/policy setting level, high level managerial experience in a relatively complex organization or experience dealing with complex problems;

•

potential nominees should have sufficient experience and education, including a certain level of financial acumen to effectively read and understand financial statements and other financial performance measures, to be able to provide guidance and direction to management;

•

potential nominees will be evaluated for their ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•

potential nominees will be considered against the backdrop of the current make-up of the Board and the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

When taken alone none of these factors will be dispositive with respect to the inclusion or exclusion of an individual candidate for nomination. Rather, the Nomination and Governance Committee will weigh these factors in light of all available information regarding the current needs and capabilities of the Board as well as the qualifications of any other potential candidates. The Nomination and Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination and Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Nomination and Governance Committee, and others as appropriate, whether to interview prospective nominees in person or by telephone. After completing this evaluation and interview, the nominees are determined by a majority vote of the Nomination and Governance Committee.

Additional Information—Advance Notice Procedures

Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nomination for election to the Board of Directors of the Company at the annual meeting of the stockholders may be made by the Board of Directors or by any stockholder of the Company entitled to vote for the election of the Directors at such meeting who complies with the notice procedures set forth in the Company’s bylaws. Such nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than 60 days nor more than 90 days prior to such meeting; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on with the notice of the meeting was mailed or such public disclosure was made, whichever comes first. Such notice shall set forth (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares, if any, of stock of the Company which are beneficially owned by each such nominee, and (iv) and other information concerning the nominee that must be disclosed as to such nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to be named as a nominee and to serve as a Director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, of such stockholder and (ii) the class and number of the shares of the corporation which are beneficially owned by such stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Board, a Board committee or one or more Directors may do so by writing to Chairman of the Board of Directors, c/o Trimeris, Inc., Corporate Secretary, 3500 Paramount Parkway, Morrisville, North Carolina, 27560. The Board has approved a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary and copies of all such correspondence to the Board. However, stockholder communications that constitute advertising, promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Compliance Officer and the Chair of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Director Compensation

We reimburse our directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. Management directors do not receive additional compensation in connection with their board service or attendance at meetings. Non-management directors receive cash compensation and stock options as follows:

Non-Management Director’s Annual Retainers
Chairman of the Board	$25,000
All Other Non-Management Directors	$15,000

Committee Member’s Additional Annual Fees
Audit Committee Chairman	$5,000
Audit Committee Member	$1,000
Compensation Committee Chairman	$3,000
Nomination & Governance Committee Chairman	$2,000

Meeting Fee for Non-Management Directors
Per meeting fee for face-to-face Board meetings only	$1,500
(No additional committee meeting fees will be paid)

Non-Management Director’s Stock Options
Chairman of the Board Annual Grant	15,000
Director Annual Grant	10,000
Committee Chair Annual Grant (Audit, Compensation, Nomination & Governance)	2,500
Committee Member Annual Grant Per Committee	1,250
New Director Initial Grant	20,000

Annual stock option grants to non-management directors vest 100% one year from the date of grant. New director initial grants vest 33.3% per year over three years.

Director Compensation for 2007

The following table sets forth cash amounts and the value of other compensation paid to our non-management directors for their service in 2007:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Felix J. Baker	19,136	55,301	74,437
Julian C. Baker	18,000	77,759	95,759
E. Gary Cook(2)	11,797	37,259	49,056
J. Richard Crout(2)	12,418	31,049	43,467
Stephen R. Davis	13,272	44,550	57,822
Jeffrey M. Lipton(2)	17,385	49,678	67,063
Barry D. Quart	9,500	42,304	51,804
Kevin C. Tang	16,879	66,292	83,171

(1)

Represents the compensation expense related to outstanding options we recognized for the year ended December 31, 2007 under Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) rather than amounts paid to or realized by the named individual and includes expense we recognized in 2007 for option grants in prior periods. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123R and recognizing that amount as expense ratably over the option vesting term. See Note 6 of Notes to our Consolidated Financial Statements set forth in

Item 8 of our Annual Report on Form 10-K for the assumptions made in determining SFAS 123R values. The SFAS 123R value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense we recognized. As of December 31, 2007, each non-management director had the following aggregate number of stock options outstanding: Jeffrey M. Lipton, 167,500; Felix J. Baker, 67,500; Julian C. Baker, 65,000; E. Gary Cook, 111,250; J. Richard Crout, 94,167; Stephen R. Davis, 35,000, Barry D. Quart, 33,750, and Kevin C. Tang, 91,250.

(2)	Messrs. Cook, Crout and Lipton were paid in connection with their board service that occurred prior to each individual’s retirement from the board on August 15, 2007. Messrs. Cohen and Healey were not appointed to the Board until February 8, 2008.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify our Audit and Finance Committee’s engagement of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to ratify the engagement of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the engagement of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008.

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will take that into consideration in its future selection of auditors. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and the stockholders.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 23, 2008 for each person or group of affiliated persons, whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our directors and executive officers, individually and as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options to purchase shares of common stock that are exercisable within 60 days of April 23, 2008 are considered beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. The applicable percentage of beneficial ownership is based on 22,220,422 shares of common stock outstanding as of April 28, 2008.

Unless otherwise indicated in the footnotes, the address for each listed stockholder is: c/o Trimeris, Inc., 3500 Paramount Parkway, Morrisville, North Carolina 27560.

Name and Address of Beneficial Owner	Number of Shares Underlying Options Beneficially Owned	Number of Shares Beneficially Owned	Amount and Nature of Beneficial Ownership	Percent of Class
Roberto Mignone(1)	—	2,510,081	2,510,081	11.30%
Samuel D. Isaly(2)	—	1,697,700	1,697,700	7.67%
Gabe Hoffman(3)	—	1,758,672	1,758,672	7.9%
Felix J. Baker(4)	53,750	3,501,175	3,554,925	16.0%
Julian C. Baker(4)	52,500	3,501,175	3,553,675	15.99%
Arthur B. Cohen(5)	—	4,413,657	4,413,657	19.86%
Joseph P. Healey(5)	—	4,413,657	4,413,657	19.86%
Martin A. Mattingly, Pharm.D.	—	—	—	*
Andrew L. Graham	14,647	4,979	19,625	*
Carol Ohmstede	102,919	10,336	113,255	*
Stephen R. Davis	—	—	—	*
Barry D. Quart, Pharm.D.	—	—	—	*
Kevin C. Tang(6)	78,750	387,400	466,150	2.08%
All executive officers and directors as a group (ten persons)(7)	302,566	8,313,247	8,615,813	38.77%

*	Less than 1%.
(1)

Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2008. Roberto Mignone holds shared voting and shared investment power with Bridger Management, LLC and Swiftcurrent Offshore, Ltd. as to 2,510,081 shares. Mr. Mignone’s address is c/o Bridger Management LLC, 90 Park Avenue, 40th Floor, New York, New York 10016.

(2)

Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2008. Mr. Isaly holds shared voting and shared investment power with OrbiMed Advisors LLC over 1,697,700 shares. Mr. Isaly’s address is c/o OrbiMed Advisors LLC, 767 Third Avenue, 30th Floor, New York, New York 10017.

(3)

Information in the table and this footnote is based solely upon information contained in a Schedule 13G filed with the SEC on February 14, 2008. Mr. Hoffman holds shared voting and shared investment power with Accipiter Capital Management LLC and its subsidiaries over 1,758,672 shares. The address for Mr. Hoffman is c/o Accipiter Capital Management LLC, 399 Park Avenue, 38th Floor, New York, New York 10022.

(4)	Information in the table and this footnote is based solely upon information provided by Felix J. Baker and Julian C. Baker. Each has shared voting power and shared investment power over 3,501,175 shares listed. Julian C. Baker is the sole beneficial owner of 52,500 options and Felix J. Baker is the sole beneficial owner of 53,750 options. The address of Felix J. Baker and Julian C. Baker is 667 Madison Avenue, New York, New York 10021.
(5)

Information in the table and this footnote is based solely upon information provided by Joseph P. Healey and Arthur B. Cohen. Messrs. Healey and Cohen share voting power and investment power with each other and with HealthCor Management LP which holds sole voting power and sole investment power over 4,413,657 shares. HealthCor Management LP’s address is Carnegie Hall Tower, 152 West 57th Street, 47th Floor, New York, New York 10019.

(6)	Information in the table and this footnote is based solely upon information provided by Kevin C. Tang. Includes 330,900 shares owned by Tang Capital Partners, LP, of which Tang Capital Management, LLC, is the general partner. Mr. Tang is the sole managing member of Tang Capital Management, LLC. Includes 6,300 shares held in Mr. Tang’s individual retirement account and 50,200 shares for which Mr. Tang has or shares voting and/or dispositive power. Mr. Tang disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(7)	See notes (4)—(6).

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the name, age and position of our executive officers and directors as of April 23, 2008:

Name	Age	Position with Company
Felix J. Baker, Ph.D.(2)	39	Director
Julian C. Baker(2)(3)	41	Director
Arthur B. Cohen	46	Director
Stephen R. Davis(1)(3)	47	Director
Joseph P. Healey	41	Director
Barry Quart, Pharm.D.(1)(2)	51	Director
Kevin C. Tang(1)(3)	41	Director
Martin A. Mattingly, Pharm.D.	51	Chief Executive Officer and Director
Michael A. Alrutz, J.D., Ph.D.	38	General Counsel
Andrew L. Graham	38	Chief Financial Officer and Secretary
Carol Ohmstede, Ph.D.	52	Vice President of Corporate Alliances and Project Planning

(1)	Member of the Audit and Finance Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nomination and Governance Committee

See Proposal 1 for biographies of the Directors.

Andrew L. Graham, C.P.A. was appointed Chief Financial Officer of Trimeris on January 24, 2008. Mr. Graham initially joined Trimeris as Director of Finance and Secretary in September 2004. From 2002 to 2004, Mr. Graham served as Chief Accounting Officer at Paradigm Genetics, Inc. From 1999 to 2002, Mr. Graham served as Comptroller and later as Director of Finance at Paradigm Genetics, Inc. Mr. Graham received his B.A. and M.A. degrees in accounting from North Carolina State University and his M.B.A. from the University of North Carolina at Chapel Hill.

Michael A. Alrutz, J.D., Ph.D. was appointed General Counsel of Trimeris on January 24, 2008. Dr. Alrutz previously served as Legal Counsel at Trimeris beginning in 2002. Dr. Alrutz received his B.A. degree in Biology from the University of Pennsylvania and his J.D. from Duke University School of Law. Dr. Alrutz also holds a Ph.D. in Molecular Biology from the Sackler School of Graduate Biomedical Sciences at Tufts University.

Carol-Ann Ohmstede, Ph.D. was promoted to her current position of Vice President of Corporate Alliances and Project Planning in 2001. Dr. Ohmstede joined Trimeris as Vice President of Project Planning in 1998. Dr. Ohmstede initially managed the development programs for FUZEON (T-20, enfuvirtide) and T-1249 and facilitated collaborations associated with Trimeris development compounds. Prior to joining Trimeris, Dr. Ohmstede held various positions of increasing responsibility in the Research & Development Division of Burroughs Wellcome, Inc. and later Glaxo Wellcome. Dr. Ohmstede received her B.A. degree and Ph.D. in Biochemistry from the University of South Florida College of Medicine.

Compensation Committee Interlocks and Insider Participation

Our Board of Directors’ Compensation Committee is responsible for determining the salaries and incentive compensation of the executive officers and providing recommendations for the salaries and incentive compensation of all other employees and consultants. The Compensation Committee also administers our benefit plans, including the 2007 Stock Incentive Plan. Dr. Baker, F., serves as the Chairman of the Compensation Committee and the other members of the committee are Messrs. Baker, J., and Quart. None of Dr. Baker, F.,

Mr. Baker, J. or Mr. Quart has served as an officer or employee of Trimeris or has any relationship with Trimeris requiring disclosure under SEC regulations. None of our executive officers has served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a Director or member of our Compensation Committee.

Code of Ethics for Principal Executive Officer and Principal Financial Officer

We have a code of ethics for our employees and officers. This document is available on our website at the following address: http://trimeris.com/140governance.aspx_code_of_ethics.pdf

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices with respect to all persons serving as our principal executive officer during 2007, all persons serving as our principal financial officer, and the two other persons serving as executive officers as of December 31, 2007. These individuals, referred to as our “named executive officers,” are identified below:

•	Martin A. Mattingly, Pharm.D., Chief Executive Officer and Director since November 14, 2007

•	E. Lawrence Hill, Jr., Chief Operating Officer and President from March 15 to December 31, 2007

•	Dani P. Bolognesi, Ph. D., Chief Executive Officer and Chief Scientific Officer through March 16, 2007

•	Daniel Ratto, Chief Financial Officer from August 2, to December 31, 2007

•	Robert R. Bonczek, Chief Financial Officer and General Counsel through April 30, 2007

•	Andrew L. Graham, Director of Finance

•	Carol A. Ohmstede, Ph.D., Vice President of Corporate Alliances and Project Planning

Our Compensation Philosophy and Objectives

We believe that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives, attract and retain qualified, skilled and dedicated executives on a long-term basis, reward past performance, and provide incentives for future performance. Our goal is to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate and financial objectives. The Company’s Incentive Pay Plan (as defined below), which governs the payment of bonuses to employees and executives, ties many of the short-term objectives to specific cash incentives. In addition, we believe that equity ownership by employees encourages a longer-term view of corporate successes. In order to attract and retain qualified personnel, we strive to offer a total compensation package competitive with companies in the biopharmaceuticals industry, taking into account the relative size and performance of the Company as well as an individual’s contributions.

In setting the level of cash and equity compensation for our executive officers, the Compensation Committee of our board of directors considers various factors, including the performance of the Company and the individual executive’s performance during the year, the uniqueness and relative importance of the executive’s skill set to the Company, the executive’s expected future contributions to the Company, the level of the executive’s stock ownership and the Company’s compensation philosophy for all employees. While the Compensation Committee did not use a compensation consultant to assist in determining executive compensation for 2007, the Compensation Committee reviewed third-party survey data with respect to a peer group of biotechnology and biopharmaceutical companies, which included information relating to compensation levels for executives in comparable positions at companies in those industries.

When considering stock option grants, the Compensation Committee reviewed the equity granting practices of peer companies in order to ensure that our granting practices would not vary greatly from the industry norm. These peer companies are listed below:

•	Alexa Pharmaceuticals, Inc.

•	Antigenics, Inc.

•	Atherogenics, Inc.

•	Avanir Pharmaceuticals

•	Avi Biopharma, Inc.

•	Barrier Therapeutics, Inc.

•	Caliper Life Sciences, Inc.

•	Cerus Corp.

•	Columbia Laboratories, Inc.

•	CombinatoRx, Inc.

•	Curagen Corp.

•	Depomed Inc.

•	Dyax Corp.

•	Dynavax Technologies Corp.

•	Emisphere Technologies,Inc.

•	Encysive Pharmaceuticals, Inc.

•	Epix Pharmaceuticals, Inc.

•	Genitope Corp.

•	Genvec, Inc.

•	Harvard Bioscience, Inc.

•	Hi Tech Pharmacal Co., Inc

•	Idenix Pharmaceuticals, Inc.

•	Introgen Therapeutics,Inc.

•	Ista Pharmaceuticals, Inc.

•	Novavax, Inc.

•	NPS Pharmacueticals, Inc.

•	Nuvelo, Inc.

•	Panacos Pharmaceuticals, Inc.

•	Renovis, Inc.

•	Stemcells, Inc.

•	Telik, Inc.

When establishing each element of an executive officer’s compensation, the Compensation Committee also takes into consideration the executive’s historical cash and equity compensation, level of equity ownership, and total current and potential compensation.

2007 Compensation Actions and Methodology

Beginning in late 2006 and throughout 2007, the Company’s leadership has undergone a series of changes. In November 2006, the Company notified then Chief Executive Officer, Steven D. Skolsky of his termination from the CEO position with the Company. At that point, the Compensation Committee commenced negotiations with Dani P. Bolognesi and Robert R. Bonczek regarding employment and compensation as CEO and CFO, respectively. On March 9, 2007, the Company finalized employment agreements for each of Dr. Bolognesi and Mr. Bonczek. For a complete description of the terms of these agreements, please see the section entitled “Employment Agreements” on page 25. On March 15, 2007, upon the request of the Company, Dr. Bolognesi and Mr. Bonczek retired from the Company. While seemingly co-incident, the execution of both the employment and the severance documents were each in fact the culmination of an extended period of negotiations. The terms of their severance arrangements are described below under “Severance and Change in Control Arrangements with Named Executive Officers”.

Following the departures of Dr. Bolognesi and Mr. Bonczek in March 2007, executive leadership of the Company for the balance of the year was provided by senior consultants at the corporate consulting firm of Hickey & Hill, Inc. Mr. E. Lawrence Hill, Jr. of Hickey & Hill served as the Company’s President and Chief Operating Officer from March through December 2007. Mr. Daniel Ratto of Hickey & Hill served as the Company’s Chief Financial Officer from August through December pursuant to consulting agreements with Hickey & Hill. Each of Mr. Hill and Mr. Ratto were compensated at his standard hourly consulting rate plus expenses. Mr. Hill and Mr. Ratto were not eligible to receive a bonus in connection with their 2007 performances and there was no equity component to their compensation. The Compensation Committee reviewed and approved these compensation arrangements.

In November 2007, we announced a shift in business strategy that included the elimination of all research and development functions, the advancement of our next-generation fusion inhibitor compound (TRI-1144) to Phase I clinical trials and the appointment of Martin A. Mattingly as Chief Executive Officer. Mr. Mattingly’s compensation was set following negotiations between members of the Compensation Committee and Mr. Mattingly. In setting his compensation, the Compensation Committee weighed Mr. Mattingly’s prior experience in the field of HIV, his former position as Chief Executive Officer of Ambrx, Inc., and the Company’s immediate need for filing the vacant CEO position. In particular, the Compensation Committee believes that Mr. Mattingly’s salary is in-line with that of Chief Executive Officers at public biopharmaceutical companies. In addition, Mr. Mattingly’s total compensation package provides a mix of short- and long-term incentives intended to align the interests of the Company’s top manager with the interests of its shareholders.

As a consequence of the strategic shift, the Company’s workforce has experienced similar dramatic change. We currently employ a full-time workforce of nine employees and beyond December 31, 2008, we expect this workforce to be further reduced to three full-time employees. In light of these significant corporate changes, our compensation practices have been focused on the retention of key employees who will execute on this strategic plan. In practical terms, we now have a small, focused team of employees.

We have entered into employment agreements with all of our named executive officers and with Mr. Alrutz as described below. We believe that these formal employment arrangements facilitate our ability to attract and retain top management talent. We do not have a stock ownership or stock retention policy that requires executive officers to own stock in Trimeris or retain shares acquired upon the exercise of options. All employees are eligible to participate in our employee stock purchase plan and we make matching contributions to employee 401(k) plan accounts in the form of Trimeris common stock. In the past, we have matched up to 100% of 401(k) contributions for eligible employees and executive officers.

We generally intend to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. None of the non-exempt compensation we paid to any of our executive officers for 2007 as calculated for purposes of section 162(m) exceeded the $1 million limit.

Elements of Executive Compensation

Our compensation structure for our named executive officers consists of a combination of salary and stock options; executives are eligible for a cash bonus as well. We do not have programs providing for personal-benefit perquisites for our executive officers other than providing long-term disability insurance coverage. The Compensation Committee annually reviews executive officer compensation. In 2007, the allocation between equity and non-equity compensation for named executive officers was more heavily weighted towards non-equity compensation. The Compensation Committee believes that this ratio of awards is appropriate and consistent with the Company’s goals of motivating and retaining employees.

Base Salary. Our Compensation Committee reviews base salaries for executive officers on an annual basis, considering recommendations by the Chief Executive Officer for executive officers other than the Chief Executive Officer, and adjusts salaries based on individual and Company performance. The Compensation Committee also considers market information and the base salaries and other incentives paid to executive officers of other similarly sized companies within our industry and other companies in our geographic location. However, the Compensation Committee does not limit its decisions to or target any particular range or level of total compensation paid to executive officers at these companies.

Performance Incentive Awards. Employees of the Company are eligible to participate in the Trimeris, Inc. Incentive Pay Plan which sets forth the structure under which annual cash bonuses may be paid. The Incentive Pay Plan addresses the short-term incentive component of employee compensation and is structured to motivate, reward and retain employees by aligning compensation with the achievement of strategic corporate goals, as well as individual performance objectives. Each employee has an incentive pay target, expressed as a percentage of his or her base salary for the year. The amount of a specific employee’s target varies according to the employee’s role in the Company, his or her salary grade and the terms of any employment agreement to which such employee is party. For 2008, the target bonus for each named executive officer is as follows:

•	Martin A. Mattingly—50%-75% (50% minimum)

•	Carol Ohmstede—30%

•	Andrew L. Graham—30%

The Compensation Committee, in consultation with management, meets early in the year to establish the Company’s goals for the year with respect to the Plan. In December 2007, pursuant to the terms of her employment agreement with the Company, the Company provided Ms. Ohmstede with notice of termination of employment effective June 30, 2008.

In determining incentive pay, the Compensation Committee evaluates the Company’s performance at year-end by assessing a number of financial, operational and business development factors, including sales, cash flow, share price, progress in its development programs, pursuit of growth opportunities and the achievement of other business and operating objectives, all in light of economic conditions. The factors can be divided into three separate categories: (1) financial goals, (2) business development goals and (3) operational goals. The Compensation Committee, at its discretion, adjusts the composition and priority of these goals to coincide with changes in our business and competitive landscape and to fully align management’s efforts with our short- and long-term corporate objectives. The Compensation Committee assigns the Company a performance rating on the basis of the Company’s achievement of goals in the areas described above. The total amount available for incentive payments is established on the basis of each employee’s target for incentive pay and is adjusted on the basis of the Company’s achievement of the corporate goals. Once the total amount available for payment of performance incentive pay is determined, individual incentive awards are calculated based on the individual’s target percentage, his or her individual performance, and the achievement of the Company’s performance goals. Each employee is given a performance rating by his or her supervisor to reflect the employee’s performance against his or her individual goals and expectations for the year. Individual performance factors can impact individual awards over a range of 50 to 150% and are multiplied against the employee’s target level. The result is a range for individual awards from 0-75% of base salary.

In February 2008, bonuses totaling an aggregate of $133,103 were awarded to Mr. Graham, Dr. Ohmstede and Dr. Alrutz for corporate achievements in 2007, which included the 2007 corporate reorganization and strategic shift, the reduction of expenses, and significant progress in the filing of an IND for TRI-1144 and offset by the performance of the Company’s’ stock compared to similar companies. Mr. Mattingly joined the Company in November 2007 and, therefore, was not eligible to receive a bonus in connection with 2007 performance. For 2008, Mr. Mattingly is eligible to receive a minimum bonus equal to 50% of his base salary pursuant to the terms of his employment agreement.

Equity-Based Compensation. Our Compensation Committee administers our stock option plan for executive officers, employees, consultants and outside directors, under which it grants options to purchase our common stock with an exercise price equal to the fair value of a share of our common stock on the date of grant, which is the closing price on the date of grant. We do not coordinate the timing of equity award grants with the release of financial results or other material announcements by the Company; our annual equity grants have been made in connection with the annual meeting of stockholders and on the first trading day in October, January, and April.

We believe that providing executive officers who have responsibility for our management and growth with an opportunity to increase their stock ownership aligns the interests of the executive officers with those of our stockholders. Stock options provide value to recipients only if our stock price increases (which benefits all stockholders and also allows us to conserve cash) and only if the executive or employee remains employed by the Company through the vesting date.

Accordingly, the Compensation Committee also considers option grants to be an important aspect in compensating and providing incentives to management and employees. Each executive officer is initially granted an option at the start of their employment. The amount of the grant is based on the scope of the employee’s responsibilities, relevant prior experience and market conditions. These initial grants vest monthly over four years. We believe that vesting over a four-year term is an appropriate length to compensate executives for their contribution over a period of time and to provide an incentive to focus on our longer term goals. The Compensation Committee also sets annual grants as part of its annual compensation review process. The Compensation Committee determines the number of shares underlying each stock option grant based upon the executive officer’s and the Company’s performance, the executive officer’s role and responsibilities, the executive officer’s base salary, and comparison with comparable awards to individuals in similar positions in our industry. The stock option grants made to Mr. Graham and Ms. Ohmstede in 2007, the only named executive officers to receive option grants in 2007, were substantially similar in value and as a percentage of overall compensation to their respective stock option grants and overall compensation for 2006.

While equity incentive compensation is generally in the form of stock options grants, we have on occasion used restricted stock as a component of compensation. Restricted stock grants have been limited to a single grant to all employees that occurred in 2004 and grants to certain executive employees in connection with entering into an employment agreement.

Benefits. Benefits offered to our executive officers are substantially the same as those offered to all our regular employees and generally include medical insurance, dental insurance, 401(k) plan, employee stock purchase plan, disability insurance, life insurance and flexible spending account.

Employment Agreements. We have entered into employment agreements with each of our Named Executive Officers and with Mr. Alrutz as described below. We believe these types of arrangements are an important part of an executive’s compensation package and that they enhance our ability to attract and retain top management talent. In addition to the specific rights upon a change in control that may be set forth in any employment agreement, in the event of any change in control, stock options and restricted stock granted pursuant to the Amended and Restated Stock Incentive Plan or the 2007 Trimeris, Inc. Stock Incentive Plan contain a change in control provision, which provides for the immediate vesting in full of all grants of options or lapse of all restrictions for restricted stock.

Named Executive Officers

The 2007 Summary Compensation Table, 2007 Grants of Plan-Based Awards Table and the tables that follow provide compensation information for each person serving as our principal executive officer and principal financial officer at any time during the year ended December 31, 2007, as well as the other persons serving as executive officers on December 31, 2007 (the “named executive officers”).

Summary Compensation Table for 2007

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non- Equity Incentive Plan ($)(3)	All Other Compensation ($)		Total ($)
Martin A. Mattingly, Pharm.D. Chief Executive Officer (November – December 2007)	2007	48,125	—		29,823		—	39,375	(9)	117,323

E. Lawrence Hill, Jr., Chief Operating Officer and President (March – December 2007)	2007	510,705	—		—		—	—		510,705

Dani P. Bolognesi, Ph.D.	2007	127,401	425,924	(4)	350,212	(5)	—	1,488,594	(6)	2,392,131
Chief Executive Officer and Chief Scientific Officer (through March 2007)	2006	472,008	147,527		625,460		190,000	16,038	(7)	1,451,033

Daniel Ratto Chief Financial Officer (March – December 2007)	2007	400,900	—		—		—	—		400,900

Robert R. Bonczek	2007	151,670	275,873		104,295	(8)	—	997,699	(6)	1,529,537
Chief Financial Officer and General Counsel (through March 2007)	2006	315,000	73,999		294,059		120,000	16,038	(7)	819,096

Andrew L. Graham	2007	144,000	—		42,109		36,000	16,362	(7)	238,471
Director of Finance	2006	139,008	—		27,143		20,000	15,839	(7)	201,982

Carol A. Ohmstede, Ph.D.	2007	215,004	16,532		112,397		64,502	21,643	(7)	430,078
Vice President of Corporate Alliances and Project Planning	2006	188,004	34,879		105,379		43,000	21,143	(7)	392,405

(1)

Represents the compensation expense related to outstanding restricted stock we recognized for the year ended December 31, 2007 under SFAS 123R, rather than amounts paid to or realized by the named individual and includes expense we recognized in 2007 for restricted stock grants in prior periods. Compensation expense is determined by computing the fair value of the restricted stock on the grant date in accordance with SFAS 123R and recognizing that amount as expense ratably over the restricted stock vesting term. See Note 6 of Notes to our Consolidated Financial Statements set forth in Item 8 of our Annual Report on the applicable year’s Form 10-K under the heading “Restricted Stock” for the assumptions made in determining SFAS 123R values. The SFAS 123R value of a restricted stock grant as of the grant date is spread over the number of months in which the restricted stock is subject to vesting and includes ratable amounts expensed for restricted stock grants in prior years.

(2)	Represents the compensation expense related to outstanding options we recognized for the year ended December 31, 2007 under SFAS 123R rather than amounts paid to or realized by the named individual, and includes expense we recognized in 2007 for option grants in prior periods. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123R (excluding expected forfeitures) and recognizing that amount as expense ratably over the option vesting term. See Note 6 of Notes to our Consolidated Financial Statements set forth in Item 8 of our Annual Report on the applicable year’s Form 10-K for the assumptions made in determining SFAS 123R values. The SFAS 123R value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense we recognized.
(3)	See “Performance Incentive Awards” under the Elements of Executive Compensation section of Compensation Discussion and Analysis.
(4)	Includes 31,300 shares of restricted stock in which Dr. Bolognesi became vested in on June 22, 2007 in connection with his retirement from the Company and 50,000 restricted stock units that were granted in connection with a consulting agreement entered into by Dr. Bolognesi and the Company on March 16, 2007, following Dr. Bolognesi’s retirement as CEO. The restricted stock units vest monthly pursuant to the satisfaction of certain service requirements and vest 100% in March 2009. Vested units may be settled in shares of common stock.
(5)	In 2007, Dr. Bolognesi forfeited 85,176 stock options as a result of his retirement from the position of Chief Executive Officer of the Company.
(6)	Represents severance benefits (excluding restricted stock which is set forth in the “Stock Awards” column of this table) to which the named executive officer became eligible to receive upon his retirement in March 2007; the severance benefits are described in further detail under the section entitled “Severance and Change in Control Arrangements with Named Executive Officers.”
(7)	Beginning in 1998, we matched up to 100% of a participant’s annual contributions to the Trimeris Employee 401(k) Plan with common stock, provided the participant was employed on the last day of the year. The number of shares issued is based on the annual contributions to be matched divided by the closing price of the common stock on the last trading day of the year. The dollar amount of matching contributions was calculated using the closing stock price on the date of grant. On December 31, 2006, the closing price was $12.71. On December 31, 2006, Dr. Bolognesi received 1,180 shares of stock and is vested in 100% of these shares; Mr. Bonczek received 1,180 shares of stock and is vested in 100% of these shares; Mr. Graham received 1,180 shares of stock and is vested in 75% of these shares; and Dr. Ohmstede received 1,180 shares of stock and is vested in 100% of these shares. In 2006, we paid long-term disability insurance premiums of approximately $1,000, or less, on behalf of each of the named executive officers. On December 31, 2007, the closing price was $6.98. On December 31, 2007, Mr. Graham received 2,220 shares of stock and is vested in 75% of these shares; and Dr. Ohmstede received 2,936 shares of stock and is vested in 100% of these shares. In 2007, we paid long-term disability insurance premiums of approximately $1,000, or less, on behalf of each of the named executive officers.
(8)	In 2007, Mr. Bonczek forfeited 71,202 stock options as a result of his retirement from the position of Chief Financial Officer and General Counsel of the Company.
(9)	Compensation earned by Mr. Mattingly for consulting services performed in 2007, prior to his employment as CEO of the Company.

Grants of Plan-Based Awards for 2007

The following table sets forth information on grants of options to purchase shares of our common stock in 2007 to our named executive officers. Messrs. Hill and Ratto were not granted any options in 2007.

	Type of Award	Date of Compensation Committee Action	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Option Awards ($)
Name				Target ($)(2)	Maximum ($)
Martin A. Mattingly	Stock Option	11/14/07	11/14/07			350,000	(3)	7.21	1,431,500
Dani P. Bolognesi	Stock Option	7/13/06	1/3/07			9,375		12.54	72,656
	Stock Option	7/13/06	4/2/07			9,375		6.86	38,344

Robert R. Bonczek	Stock Option	7/13/06	1/3/07			9,375		12.54	72,656
	Stock Option	7/13/06	4/2/07			9,375		6.86	38,344

Andrew L. Graham	Stock Option	7/13/06	1/3/07			2,813		12.54	21,801
	Stock Option	7/13/06	4/2/07			2,813		6.86	11,505
	Stock Option	8/15/07	8/15/07			3,322		7.05	13,786
	Stock Option	8/15/07	10/1/07			3,322		7.69	14,982
	Annual Cash Incentive Compensation		N/A	36,000	43,200

Carol Ohmstede	Stock Option	7/13/06	1/3/07			4,688		12.54	36,322
	Stock Option	7/13/06	4/2/07			4,688		6.86	19,174
	Stock Option	8/15/07	8/15/07			5,533		7.05	22,962
	Stock Option	8/15/07	10/1/07			5,533		7.69	24,954
	Annual Cash Incentive Compensation		N/A	64,501	77,401

(1)	Stock option awards are granted pursuant to the Trimeris, Inc. Stock Incentive Plan. We typically authorize the grant of stock options at a meeting of our board of directors scheduled to coincide with our annual meeting of stockholders. At that time, the board of directors approves the aggregate number of shares to be awarded to an officer or employee. The award is divided into four equal grants. The first grant occurs on the day of the board meeting. The remaining grants take place on the first trading day of October, January and April. The exercise price for the grant is the closing price on the grant date.
(2)	Actual cash incentive compensation is based on our Compensation Committee’s review of corporate performance and individual achievements. No such payments were awarded for fiscal year 2007. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Incentive Awards” for a description of this Plan.
(3)	These stock options were granted in connection with the Executive Employment Agreement between Martin A. Mattingly and the Company dated November 14, 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested	Market Value of Restricted Stock Shares That Have Not Vested ($)
Martin A. Mattingly, Pharm.D.	—		350,000	(1)	7.21	11/14/2017

Dani P. Bolognesi, Ph.D.	2,500	(2)	—		7.56	6/17/2008
	235,000	(3)	—		11.625	4/21/2009
	23,125	(4)	—		61.875	6/22/2010
	23,125	(5)	—		67.313	6/22/2010
	23,125	(5)	—		46.813	6/22/2010
	23,125	(5)	—		29.00	6/22/2010
	16,525	(4)	—		45.10	6/27/2011
	16,525	(5)	—		35.00	6/26/2011
	16,525	(5)	—		42.09	6/26/2011
	16,525	(5)	—		43.90	6/26/2011
	17,250	(4)	—		42.30	6/26/2012
	17,250	(5)	—		45.23	6/26/2012
	17,250	(5)	—		42.82	6/26/2012
	17,250	(5)	—		40.85	6/26/2012
	13,500	(4)	—		48.38	6/18/2013
	13,500	(5)	—		25.37	6/18/2013
	13,500	(5)	—		21.01	6/18/2013
	13,500	(5)	—		14.96	6/18/2013
	23,500	(4)	—		14.14	6/22/2014
	14,197	(5)	—		15.95	6/22/2014
	14,197	(5)	—		14.26	6/22/2014
	14,197	(5)	—		11.15	6/22/2014
	9,054	(4)	—		12.62	8/9/2015
	13,672	(3)	—		12.62	8/9/2015
	9,375	(4)			8.79	8/9/2016
							37,500	258,000	(6)
Robert R. Bonczek	50,000	(7)	—		11.625	4/21/2009
	100,000	(3)	—		17.625	10/1/2009
	12,500	(4)	—		61.875	6/22/2010
	12,500	(5)	—		67.313	6/22/2010
	12,500	(5)	—		46.813	6/22/2010
	12,500	(5)	—		29.00	6/22/2010
	8,275	(4)	—		45.10	6/27/2011
	8,275	(5)	—		35.000	6/26/2011
	8,275	(5)	—		42.09	6/26/2011
	8,275	(5)	—		43.90	6/26/2011
	8,625	(4)	—		42.30	6/26/2012
	8,625	(5)	—		45.23	6/26/2012
	8,625	(5)	—		42.82	6/26/2012
	8,625	(5)	—		40.85	6/26/2012
	6,500	(4)	—		48.38	6/18/2013
	6,319	(5)	—		25.37	6/18/2013
	6,319	(5)	—		21.01	6/18/2013

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested	Market Value of Restricted Stock Shares That Have Not Vested ($)
	6,319	(5)	—		14.96	6/18/2013
	11,800	(4)	—		14.14	6/22/2014
	5,571	(5)	—		15.95	6/22/2014
	5,571	(5)	—		14.26	6/22/2014
	5,571	(5)	—		11.15	6/22/2014
	9,054	(5)	—		12.62	8/9/2015
							35,000	240,800	(8)
Andrew L. Graham	4,166	(9)	834		11.95	9/1/2014
	1,696	(4)	—		12.62	8/9/2015
	753	(5)	943		15.65	8/9/2015
	753	(5)	943		11.79	8/9/2015
	753	(5)	943		12.80	8/9/2015
	2,813	(4)	—		8.790	8/9/2016
	312	(5)	2,501		8.580	8/9/2016
	312	(5)	2,501		12.540	8/9/2016
	312	(5)	2,501		6.860	8/9/2016
	—		3,322	(4)	7.050	8/15/2017
	—	(5)	3,322		7.690	8/15/2017

Carol Ohmstede	3,750	(4)	—		61.875	6/22/2010
	3,750	(5)	—		67.313	6/22/2010
	3,750	(5)	—		46.813	6/22/2010
	3,750	(5)	—		29.00	6/22/2010
	3,900	(4)	—		45.10	6/27/2011
	3,900	(5)	—		35.000	6/26/2011
	3,900	(5)	—		42.09	6/26/2011
	3,900	(5)	—		43.90	6/26/2011
	4,125	(4)	—		42.30	6/26/2012
	4,125	(5)	—		45.23	6/26/2012
	4,125	(5)	—		42.82	6/26/2012
	4,125	(5)	—		40.85	6/26/2012
	3,000	(4)	—		48.38	6/18/2013
	3,000	(5)	—		25.37	6/18/2013
	3,000	(5)	—		21.01	6/18/2013
	3,000	(5)	—		14.96	6/18/2013
	5,600	(4)	—		14.14	6/22/2014
	4,666	(5)	934		15.95	6/22/2014
	4,666	(5)	934		14.26	6/22/2014
	4,666	(5)	934		11.15	6/22/2014
	4,527	(4)	—		12.62	8/9/2015
	2,012	(5)	2,515		15.65	8/9/2015
	2,012	(5)	2,515		11.79	8/9/2015
	2,012	(5)	2,515		12.80	8/9/2015
	4,688	(4)	—		8.790	8/9/2016
	520	(5)	4,168		8.580	8/9/2016
	520	(5)	4,168		12.540	8/9/2016
	520	(5)	4,168		6.860	8/9/2016
	—	(4)	5,533		7.050	8/15/2017
	—	(5)	5,533		7.690	8/15/2017

(1)	These stock options were granted in connection with an Executive Employment Agreement and vest 25% on the one-year anniversary of the date of grant and monthly thereafter over 3 years.
(2)	These stock options were granted in connection with an Executive Employment Agreement and vest monthly over four years.

(3)	These stock options were granted to the executive as compensation in exchange for consulting performed prior to the executive’s joining the Company as a full-time employee. The option vested monthly over four years.
(4)	These annual option grants vest 100% on the one-year anniversary of the grant date.
(5)	These quarterly option grants vest monthly over three years beginning on the one-year anniversary of the associated annual grant.
(6)	Following his retirement as Trimeris CEO, Dani P. Bolognesi and the Company entered into a consulting agreement whereby Dr. Bolognesi was granted 50,000 restricted stock units, subject to certain service requirements. The restricted stock units are valued at $6.88 per share, the closing price of the Company’s stock on April 10, 2008, the most recent date practicable prior to vesting.
(7)	These stock options were granted to the executive as compensation in exchange for consulting services performed prior to the executive’s joining the Company as a full-time employee. The option vested 100% in June 1999.
(8)	In connection with his retirement as Trimeris CFO and General Counsel, Robert R. Bonczek was granted 35,000 shares of restricted stock in connection with his retirement in which he will become 100% vested in March 2009. The restricted stock is valued at $6.88 per share, the closing price of the Company’s stock on April 10, 2008, the most recent practicable date prior to vesting.
(9)	These new hire option grants vest monthly over four years from the date of grant.

Option Exercises and Stock Vested for 2007

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired or Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Martin A. Mattingly	—	—	—	—
E. Lawrence Hill, Jr.	—	—	—	—
Dani P. Bolognesi	—	—	31,300	215,657
Robert R. Bonczek	23,530	146,547.70	15,700	108,173
Daniel Ratto	—	—	—	—
Andrew L. Graham	—	—	—	—
Michael A. Alrutz	—	—	—	—
Carol Ohmstede			—	—

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED

EXECUTIVE OFFICERS

Employment Agreements

On March 14, 2007, the Company requested the retirement of Dani Bolognesi from the position of Chief Executive Officer and Chief Scientific Officer of Trimeris. Pursuant to his employment agreement, Dr. Bolognesi is entitled to certain payments and benefits upon termination as follows. Upon termination, Dr. Bolognesi received an amount equal to 60 days’ salary in lieu of notice. Dr. Bolognesi will continue to receive his salary for a period of two years beginning on March 16, 2007. Dr. Bolognesi also received $254,802, representing his target bonus for 2007. Dr. Bolognesi received no salary or bonus payments between his retirement until September 16, 2007, at which point he received a one–time catch up payment of $254,802 followed by monthly payments of $42,467 thereafter. Dr. Bolognesi is vested in 100% of the 31,300 shares of restricted stock granted to him in June 2004. The Company will maintain medical insurance coverage for Dr. Bolognesi. Dr. Bolognesi also received 50,000 restricted stock units which vest monthly over two years beginning March 16, 2007, provided that Dr. Bolognesi remains available to provide certain consulting services to the Company. The Company will pay 100% of the cost of Dr. Bolognesi’s medical insurance premiums for two years after which the Company will pay 50% of the cost of premiums. The medical coverage cannot be cancelled by Trimeris or any successor. As partial consideration for receipt of his termination benefits, Dr. Bolognesi agreed to waive any and all claims against the Company. Dr. Bolognesi is subject to certain non-competition and non-solicitation provisions in his employment agreement for a period of one-year following termination.

On March 14, 2007, the Company requested the retirement of Robert Bonczek from the position of Chief Financial Officer and General Counsel of Trimeris. Pursuant to his employment agreement, Mr. Bonczek is entitled to certain payments and benefits upon termination as follows. Upon termination, Mr. Bonczek received an amount equal to 60 days’ salary in lieu of notice. Mr. Bonczek will continue to receive his salary for a period of two years beginning on March 16, 2007. Mr. Bonczek also received $145,604, representing his target bonus for 2007. Mr. Bonczek received no salary or bonus payments between his retirement until October 30, 2007, at which point he received a one–time catch up payment $182,004 followed by monthly payments of $30,334 thereafter. Pursuant to his retirement agreement, Mr. Bonczek is vested in 100% of the 15,700 shares of restricted stock granted to him in June 2004. In addition, on March 16, 2009, Mr. Bonczek will vest 100% in the 35,000 shares of restricted stock granted to him on March 9, 2007 in connection with entering into his employment agreement. Pursuant to his employment agreement, the Company will maintain medical insurance coverage for Mr. Bonczek. The Company will pay 100% of the cost of Mr. Bonczek’s medical insurance premiums for two years after which the Company will pay 50% of the cost of premiums. The medical coverage cannot be cancelled by Trimeris or any successor. As partial consideration for receipt of his termination benefits, Mr. Bonczek has agreed to waive any and all claims against the Company. Mr. Bonczek is subject to certain non-competition and non-solicitation provisions in his employment agreement for a period of one-year following termination.

In connection with his appointment as Chief Executive Officer, the Company and Dr. Mattingly entered into an executive employment agreement dated November 14, 2007 (the Mattingly Employment Agreement) setting forth the terms and conditions of Dr. Mattingly’s employment and compensation. Pursuant to the Mattingly Employment Agreement, Dr. Mattingly will receive an annual base salary of $385,000. In addition, Dr. Mattingly is eligible to receive a discretionary bonus of up to 75% of his base salary; at a minimum, Dr. Mattingly will receive a bonus equal to 50% of his base salary. In addition, Dr. Mattingly was granted an option for 350,000 shares of the common stock of the Company (the Option) in connection with the Mattingly Employment Agreement. The Option has an exercise price of $7.21 and will vest as to 25% of the shares on the first anniversary of the Mattingly Employment Agreement with the remainder vesting monthly over the following three years. The Mattingly Employment Agreement has a term of one year, and is subject to extension as provided in the Mattingly Employment Agreement. Under the Mattingly Employment Agreement, in the event that Dr. Mattingly’s employment is terminated other than for cause, death or disability or upon his resignation for good reason (as these terms are defined in the Mattingly Employment Agreement), Dr. Mattingly will be entitled to certain severance payments and benefits including an amount equal to his base salary and continuing medical insurance converge for up to 12 months. Dr. Mattingly is subject to non-competition restrictions during the term of his employment and for one year thereafter. In addition, Mr. Mattingly is eligible to receive a bonus of $100,000 in connection with the occurrence of an “Acquisition Event” as defined in the Trimeris, Inc. 2007 Stock Incentive Plan (other than clause (c) of such definition, relating to liquidation) assuming he remains employed as of the closing of the Acquisition Event. With respect to the bonus, an Acquisition Event is defined as: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company; or (c) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company.

In connection with his appointment as Chief Financial Officer on January 24, 2008, the Company and Andrew L. Graham entered into an Executive Employment Agreement (the Graham Employment Agreement) setting forth the terms and conditions of Mr. Graham’s employment and compensation. The Graham Employment Agreement is effective as of January 1, 2008 and has an indefinite term. Under the Graham Employment Agreement, Mr. Graham will receive an annual salary of $175,000. Mr. Graham is entitled to receive other compensation as well, including an annual discretionary bonus of up to 30% of base salary based upon the achievement of objective criteria and performance standards as established in advance and agreed to by Mr. Graham and the Compensation Committee of the Board with respect to any 12 month period. In the event that Mr. Graham’s employment is terminated by the Company other than for cause, death or disability or upon his resignation for good reason (as these terms are defined in the Graham Employment Agreement), Mr. Graham will be entitled to certain severance payments and benefits including an amount equal to his yearly base salary in exchange for his execution of a release of claims and continuing medical insurance converge for up to 12 months. Mr. Graham will also be entitled to a pro rata bonus for the year of termination based on actual results for such year if he is terminated due to death, Disability, termination without Cause, or upon his resignation for Good Reason. Mr. Graham is subject to non-competition restrictions during the term of his employment and for one year thereafter.

In connection with his appointment as General Counsel on January 24, 2008, the Company and Michael A. Alrutz entered into an Executive Employment Agreement (the “Alrutz Employment Agreement”) setting forth the terms and conditions of Mr. Alrutz’s employment and compensation. The Alrutz Employment Agreement is effective as of January 1, 2008 and has an indefinite term. Under the Alrutz Employment Agreement, Dr. Alrutz will receive an annual salary of $175,000. Dr. Alrutz is entitled to receive other compensation as well, including an annual discretionary bonus of up to 30% of base salary based upon the achievement of objective criteria and performance standards as established in advance and agreed to by Dr. Alrutz and the Compensation Committee of the Board with respect to any 12 month period. In the event that Dr. Alrutz’s employment is terminated by the Company other than for cause, death or disability or upon his resignation for good reason (as these terms are defined in the Alrutz Employment Agreement), Dr. Alrutz will be entitled to certain severance payments and benefits, including an amount equal to his yearly base salary in exchange for his execution of a release of claims. Dr. Alrutz will also be entitled to a pro rata bonus for the year of termination based on actual results for such year if he is terminated due to death, Disability, termination without Cause, or upon his resignation for Good Reason. Dr. Alrutz is subject to non-competition restrictions during the term of his employment and for one year thereafter.

In 2006, the Company entered into an Executive Employment Agreement with Carol A. Ohmstede (the Ohmstede Employment Agreement) whereby Dr. Ohmstede would serve as the Company’s Vice President of Corporate Alliances and Project Planning. In the event that Dr. Ohmstede’s employment is terminated by the Company other than for cause, death or disability or upon her resignation for good reason (as these terms are defined in the Ohmstede Employment Agreement), Dr. Ohmstede will be entitled to certain severance payments and benefits, including an amount equal to 15 months of base salary in exchange for her execution of a release of all claims relating to her employment or the termination thereof. Dr. Ohmstede will also be entitled to a pro rata bonus for the year of termination based on actual results for such year if she is terminated due to death, Disability, termination without cause, or upon her resignation for good reason. Dr. Ohmstede is subject to non-competition restrictions during the term of her employment and for one year thereafter. On December 27, 2007, the Company delivered a notice of termination to Dr. Ohmstede in which her employment is to be terminated on June 30, 2008, at which point she will become eligible to receive termination benefits pursuant to the terms of the Ohmstede Employment Agreement.

Summary of Payments Upon Termination

Executive Benefits and Payments Upon Involuntary Termination Without Cause in the Year Ended December 31, 2007

Name	Payment Amount
Dani P. Bolognesi
Severance and bonus	$1,357,781
Restricted stock award vesting and acceleration	$215,657	(1)
Health and welfare benefits	$130,813	(2)
Total	$1,704,251

Robert R. Bonczek
Severance and bonus	$934,287
Restricted stock award vesting and acceleration	$348,973	(3)
Health and welfare benefits	$63,412	(4)
Total	$1,346,672

Martin A. Mattingly
Severance	$385,000
Health and welfare benefits	$7,570	(5)
Acquisition Event Bonus	100,000	(6)
Total	492,570

Carol A. Ohmstede
Severance	$268,750
Health and welfare benefits	$4,181	(5)
Total	272,931

Andrew L .Graham
Severance	$72,000
Health and welfare benefits	$4,938	(5)
Total	76,938

(1)	Dr. Bolognesi was granted 31,300 restricted stock shares that vested on June 22, 2007, valued at $6.89 per share, the closing price of the Company’s stock on the vesting date, June 22, 2007. Dr. Bolognesi was also granted 50,00 restricted stock units that vest monthly over two years beginning March 16, 2007 provided he remains available to provide consulting services pursuant to his consulting agreement with the Company.
(2)

The value of Dr. Bolognesi’s medical benefits was calculated using the cost of his current medical and dental coverage, assuming a 20-year term for continued receipt of the benefit, and a 5% annual increase in premiums. The Company pays 100% of the medical and dental premiums for the first two years following retirement and 50% thereafter. The estimate does not account for a possible decrease in premiums associated with a conversion of Dr. Bolognesi’s current coverage to Medicare supplemental insurance.
(3)	Mr. Bonczek received both vested and unvested shares of restricted stock in connection with his retirement from the Company. Mr. Bonczek’s vested restricted stock shares were valued at $6.89 per share, the closing price of the Company’s stock on the vesting date, June 22, 2007. Mr. Bonczek’s unvested restricted stock shares were valued at $6.88 per share, the closing price of the Company’s stock on April 10, 2008, the most recent date practicable prior to vesting.
(4)	The value of Mr. Bonczek’s medical benefits was calculated using the cost of his current medical and dental coverage, assuming a 20-year term for continued receipt of the benefit, and a 5% annual increase in premiums. The Company pays 100% of the medical and dental premiums for the first two years following retirement and 50% thereafter. The estimate does not account for a possible decrease in premiums associated with a conversion of Mr. Bonczek’s current coverage to Medicare supplemental insurance.
(5)	The value of the named executive officer’s medical benefits was calculated using the monthly cost of his current medical and dental coverage multiplied by the number of months that the Company would have been required to provide coverage pursuant to the agreement in effect as of December 31, 2007. At December 31, 2007, Mr. Mattingly would have been entitled to 12 months of continued medical and dental coverage; Ms. Ohmstede would have been entitled to 15 months of continued medical and dental coverage; Mr. Graham would have been entitled to 6 months of continued medical and dental coverage.
(6)	Mr. Mattingly is eligible to receive a bonus of $100,000 in connection in the event that his employment with the Company is terminated in connection with the occurrence of an “Acquisition Event” as defined in the Trimeris, Inc. 2007 Stock Incentive Plan (other than clause (c) of such definition, relating to liquidation) assuming he remains employed as of the closing of the Acquisition Event.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2007, information about our equity compensation plans that have been approved by our stockholders, including the number of shares of our common stock exercisable under all outstanding options, the weighted-average exercise price of all outstanding options and the number of shares available for future issuance under our equity compensation plans. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column
	(a)		(b)		(c)
Equity Compensation Plans Approved by Stockholders	3,018,100	(1)	$21.36	(1)	613,000
Equity Compensation Plans Not Approved by Stockholders	N/A		N/A		N/A

(1)	This amount includes the following awards granted pursuant to the Amended and Restated Stock Incentive Plan:

•	2,910,000 shares issuable upon the exercise of outstanding stock options.

•

58,100 shares of restricted stock. In March 2008, 23,100 of these restricted stock shares vested leaving only 35,000 shares of restricted stock outstanding. These remaining shares of restricted stock will vest 100% in March 2009. Since these restricted stock awards are freely transferable upon vesting and have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

•

50,000 restricted stock units granted to Dani P. Bolognesi in his capacity as a consultant to the Company. The units vest on a monthly basis and will vest 100% in March of 2009 subject to certain service requirements. Since these restricted stock units are awarded as freely transferable shares upon vesting and have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or deemed to be incorporated by reference into any other filing by Trimeris under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under those Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth herein with the Company’s management. Based on its review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and in our proxy statement for our 2008 Annual Meeting of Stockholders.

Compensation Committee

Felix J. Baker, Ph.D. (Chairman)

Julian C. Baker

Barry D. Quart

Audit and Finance Committee Report

The Audit and Finance Committee of the Board of Directors assists the Board in executing its responsibilities. The Audit and Finance Committee’s responsibilities include providing oversight of the quality and integrity of the Company’s regulatory filings and financial accounting and reporting, risk management, legal and regulatory compliance, the internal and external audit functions and the preparation of this Audit and Finance Committee report. The Audit and Finance Committee also engages independent auditors for the Company. This year, the Audit and Finance Committee was actively involved and recommended the Board approve the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Management is responsible for the internal controls and the financial reporting process. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit and Finance Committee is composed of three non-employee members, each of whom is independent as defined in the Nasdaq listing standards. Although each of the members of the Audit and Finance Committee is financially literate, the Board has determined that Mr. Davis is an audit committee financial expert as defined by the SEC.

The Audit and Finance Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2007 with members of management and KPMG LLP, our independent registered public accounting firm. The Audit and Finance Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements.”

The Audit and Finance Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees,” and discussed the independence of KPMG LLP with representatives of that firm.

Based on the Audit and Finance Committee’s review and discussions noted above, the Audit and Finance Committee recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2007, be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit and Finance Committee of the Board Of Directors

Stephen R. Davis, Chairman

Barry D. Quart, Pharm.D.

Kevin C. Tang

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is our policy that all employees, officers and directors must avoid any activity that is, or has the appearance of, conflicting with the interests of the Company. The Company is currently in the process of considering the adoption of a formal policy describing the guidelines for the review and approval of transactions with related persons. While the Company does not have a formal policy on related party transactions, we conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by the independent and disinterested members of our board of directors or an independent and disinterested committee of the board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market LLC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied except that due to internal reporting errors by the Company, a restricted stock grant was not reported on a timely-filed Form 4, for Mr. Bonczek was not filed and the initial holdings for Mr. Ratto were reported on Form 3 late. These transactions have been reported here and elsewhere and all transactions are reflected in this Proxy.

FEES PAID TO THE INDEPENDENT AUDITORS

The aggregate fees for services rendered by KPMG LLP related to 2007 and 2006 are set forth in the following table:

Type of Service	2007	2006
Audit fees
Integrated audit of financial statements and internal control over financial reporting (including quarterly reviews)	$378,449	$407,000
Miscellaneous consultation	$—	$2,130
Review of registration statements (Form S-8)	$5,500	$5,360
Total Audit Fees	$383,949	$414,490

Audit related fees	$—	$—
All other fees	—	—
Total fees	$383,949	$414,490

The Audit and Finance Committee pre-approved all audit services provided by KPMG LLP in 2007. There were no tax services or other services provided by KPMG LLP in 2007.

Audit fees. For the years ended December 31, 2007 and 2006, audit fees were for the audits of our financial statements, including the audit of our internal control over financial reporting, work related to our Form S-8’s, consents, and review of our filings with the SEC.

Audit-Related fees. For the year ended December 31, 2007 and 2006, there were no fees other than audit fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit and Finance Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit and Finance Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. All of the services in 2007 were pre-approved.

During the approval process, the Audit and Finance Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC.

Throughout the year, the Audit and Finance Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

STOCKHOLDER PROPOSALS FOR PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals that are intended to be presented at our annual meeting of stockholders to be held in 2009 must be received by us no later than January 8, 2009, in order to be included in the proxy statement and related proxy materials. Proposals must comply with all of the requirements of Rule 14a-8 of the Exchange Act, as well as the requirements of our certificate of incorporation and by-laws. Under our by-laws, stockholder proposals which are not submitted for inclusion in the proxy statement must be received by us not less than 60 days nor more than 90 days prior to next year’s meeting or, if less than 70 days notice or prior public disclosure of the date of the meeting is given or made, not later than the close of business on the 10th day following the date on which notice of the meeting was given or public disclosure was made, whichever occurs first.

ADDITIONAL INFORMATION

The Company has adopted a process called “householding” for mailing the Annual Report on Form 10-K and proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the Annual Report on Form 10-K and proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Annual Report on Form 10-K and proxy statement at the same address, we will provide additional copies to you promptly upon request. If you are a stockholder of record, please contact Andrew Graham, Director of Finance, at 3500 Paramount Parkway, Morrisville, North Carolina 27560, or at telephone number (919) 419-6050. Eligible stockholders of record receiving multiple copies of the Annual Report and proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner, you may request additional copies of the Annual Report on Form 10-K and proxy statement or you may request householding by contacting your broker, bank or nominee.

FORM 10-K

WE WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR EXECUTIVE OFFICES WHICH ARE LOCATED AT 3500 PARAMOUNT PARKWAY, MORRISVILLE, NORTH CAROLINA 27560.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: May 8, 2008

By Order of the Board of Directors,

Andrew L. Graham, Secretary

Electronic Voting Instructions
You can vote by Internet!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 23, 2008.
Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

ê IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR the following proposals.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Felix J. Baker, Ph.D.	☐	☐	02 - Julian C. Baker	☐	☐	03 - Arthur B. Cohen	☐	☐

04 - Stephen R. Davis	☐	☐	05 - Joseph P. Healey	☐	☐	06 - Martin A. Mattingly, Pharm.D.	☐	☐

07 - Barry D. Quart, Pharm.D.	☐	☐	08 - Kevin C. Tang	☐	☐

		For	Against	Abstain
2.	Ratification of Accountants: Ratification and approval of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ê IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.ê

Proxy — TRIMERIS, INC.

ANNUAL MEETING OF STOCKHOLDERS — JUNE 23, 2008

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Martin A. Mattingly and Andrew L. Graham, jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Trimeris, Inc. to be held on June 23, 2008, or at any postponements or adjournments thereof, as specified on the reverse, and to vote in his discretion on such other business as may properly come before the Meeting and any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS JUST SIGN ON THE REVERSE SIDE, NO BOXES NEED BE CHECKED. TO WITHHOLD AUTHORITY TO VOTE FOR A DIRECTOR NOMINEE, MARK THE BOX “WITHHOLD.”

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.